Exhibit 1.2

Letters Patent of Continuance	Lettres patentes de prorogation

Trust and Loan Companies Act	Loi sur les sociétés de fjiducie et de prêt

Pursuant to section 33 of the Trust and Loan Companies Act, I

(a)	continue Odyssey Trust Company as a company under the Act;

(b)	declare that the name of the company is Odyssey Trust Company;

(c)	declare that the head office of the company shall be situated in the Province of Alberta; and

(d)	declare that these letters patent of continuance are effective on the day on which these letters patent are dated.

Date: 10/20/2022

Sur le fondement de 1’article 33 de la Loi sur les sociétés de fiducie et de prêt, je

a)	proroge Odyssey Trust Company comme une société sous le régime de la Loi;

b)	statue que la dénomination sociale de la société est Odyssey Trust Company;

c)	fixe le siège de la société dans la province de 1’ Alberta;

d)	statue que ces lettres patentes de prorogation entrent en vigueur en date des presentes lettres patentes.

Date: 10/20/2022

Deputy Prime Minister and Minister of Finance Vice-premiere ministre et ministre des Finances

OSFI/BSIF 429